Exhibit 4.3

WAIVER AND SECOND AMENDMENT

TO NOTE PURCHASE AGREEMENT AND NOTES

                THIS WAIVER AND SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT AND NOTES (this “Waiver and Amendment”) is made as of the 1st day of June, 2001 by and among DAKOTA GROWERS PASTA COMPANY (the “Company”) and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, BAYSTATE HEALTH SYSTEMS, INC., C.M. LIFE INSURANCE COMPANY, THE SECURITY MUTUAL LIFE INSURANCE COMPANY OF LINCOLN, NEBRASKA, and THE CANADA LIFE ASSURANCE COMPANY (collectively, the “Holders”).

R E C I T A L S

WHEREAS, the Company and the Holders entered into that certain Note Purchase Agreement, dated as of July 15, 1998, as amended by Waiver and First Amendment, dated as of November 28, 2000 (as amended, the “Agreement”) with respect to $18,000,000 7.04% Senior Secured Guaranteed Notes, Series A, due August 1, 2008 (the “Series A Notes”) and with respect to $9,000,000 7.14% Senior Secured Guaranteed Notes, Series B, due August 1, 2010 (the “Series B Notes” and together with the Series A Notes, the “Notes”);

WHEREAS, an Event of Default exists, under Section 10.4(b) of the Agreement; and

WHEREAS, the Company and the Holders are desirous of waiving the existing Events of Default and amending the Agreement and the Notes on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders agree as follows:

1.        Section 10.4 (b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)                The Company will not at any time permit the ratio of (1) Consolidated Funded Debt to (2) Consolidated Cash Flow to exceed (A) 4.00 to 1.00 for the period from the Closing to and including July 31, 1999, (B) 3.50 to 1.00 for the period from August 1, 1999 to and including January 31, 2000 (C) 3.25 to 1.00 for the period from February 1, 2000 to and including July 31, 2000 (D) 3.50 to 1.00 for the period from August 1, 2000 to and including October 31, 2000, (E) 4.20 to 1.00 for the period from November 1, 2000 to and including January 31, 2001, (F) 5.00 to 1.00 for the period from February 1, 2001 to and including April 30, 2001, (G) 4.25 to 1.00 for the period from May 1, 2001 to and including July 31, 2001, (H) 3.75 to 1.00 for the period from August 1, 2001 to and including October 31, 2001, (I) 3.25 to 1.00 for the period from November 1, 2001 to and including January 31, 2002, and (J) 3.00 to 1.00 at all times thereafter, in each case determined as of the end of each fiscal quarter for the immediately preceding four fiscal quarters (ending on the date of calculation) treating such period of four fiscal quarters as a single accounting period.

2.     The Events of Default currently existing under Section 10.4 (b) of the Agreement are hereby waived.

3.     Section 11(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

                (g)                (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt; or

4.     The Series A Notes are hereby amended such that the rate of interest on the unpaid balance thereof shall be 8.04% at any time that either (a) the ratio of the Company’s Consolidated Funded Debt to Consolidated Cash Flow is greater than 3.00 to 1.00, determined as of the end of each fiscal quarter for the immediately preceding four fiscal quarters (ending on the date of calculation) treating such period of four fiscal quarters as a single accounting period or (b) the Securities Valuation Office of the National Association of Insurance Commissioners has not assigned a designation category of “1” or “2” to the Series A Notes, provided that the Purchasers shall request a review of the Series A Notes by the Securities Valuation Office of the National Association of Insurance Commissioners at least annually beginning with the calendar year 2002.  The parties hereto hereby agree that the interest rate of 8.04% became effective as of August 1, 2001 pursuant to this paragraph.

5.     The Series B Notes are hereby amended such that the rate of interest on the unpaid balance thereof shall be 8.14% at any time that either (a) the ratio of the Company’s Consolidated Funded Debt to Consolidated Cash Flow is greater than 3.00 to 1.00, determined as of the end of each fiscal quarter for the immediately preceding four fiscal quarters (ending on the date of calculation) treating such period of four fiscal quarters as a single accounting period or (b) the Securities Valuation Office of the National Association of Insurance Commissioners has not assigned a designation category of “1” or “2” to the Series B Notes, provided that the Purchasers shall request a review of the Series A Notes by the Securities Valuation Office of the National Association of Insurance Commissioners at least annually beginning with the calendar year 2002.  The parties hereto hereby agree that the interest rate of 8.14% became effective as of August 1, 2001 pursuant to this paragraph.

6.     The effectiveness of this Waiver and Amendment is expressly subject to the following conditions:

(a)        The Company shall have executed and delivered this Waiver and Amendment to the Holders;

(b)        All proceedings taken in connection with the transactions contemplated by this Waiver and Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to the Holders;

(c)        No Default or Event of Default other than the Events of Default waived hereby shall have occurred and be continuing;

(d)        The representations and warranties set forth in Section 8 below shall be true and correct as of the date hereof; and

(e)           The CoBank senior debt documents shall have been amended in a manner satisfactory to the Holders.

7.     The initially capitalized terms used herein shall have the respective meanings specified in the Agreement unless otherwise defined herein or if the context shall otherwise require.

8.     To induce the Holders to enter into this Waiver and Second Amendment, the Company represents and warrants to the Holders that the execution, delivery, and performance of this Waiver and Second Amendment has been duly authorized by all requisite corporate action on the part of the Company and that this Waiver and Second Amendment has been duly executed and delivered by the Company.

9.     Except as expressly waived or amended hereby, the terms and conditions of the Agreement are hereby ratified, confirmed and approved in all respects.

10.   This waiver and Amendment may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Waiver and Amendment as of the date first set forth above.

DAKOTA GROWERS PASTA COMPANY		BAYSTATE HEALTH SYSTEM, INC
		By:	David L. Babson & Company Inc.,
as Investment Adviser

By:	/s/ Thomas Friezen	By:	/s/ Mark A. Ahmed
Name:	Thomas Friezen	Name:	Mark A. Ahmed
Title:	CFO	Title:	Managing Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		C.M. LIFE INSURANCE COMPANY
By:	David L. Babson & Company Inc.,	By:	David L. Babson & Company Inc.,
	as Investment Adviser	as Investment Sub-Adviser

By:	/s/ Mark A. Ahmed	By:	/s/ Mark A. Ahmed
Name:	Mark A. Ahmed	Name:	Mark A. Ahmed
Title:	Managing Director	Title:	Managing Director

THE SECURITY MUTUAL LIFE INSURANCE COMPANY OF LINCOLN, NEBRASKA		THE CANADA LIFE INSURANCE
COMPANY

By:	/s/ Kevin W. Hammond	By:	/s/ C. Paul English
Name:	Kevin W. Hammond	Name:	C. Paul English
Title:	Vice President	Title:	Associate Treasurer
Chief Investment Officer

CONSENT AND REAFFIRMATION

The undersigned (the "Guarantor") hereby (i) acknowledges receipt of a copy of the foregoing Waiver and Second Amendment to Note Purchase Agreement and Notes (the "Amendment"); (ii) consents to the Company's execution and delivery of the Amendment;  (iii) agrees to be bound by the Amendment; and (iv) affirms that nothing contained in the Amendment shall modify in any respect whatsoever its guaranty of the obligations of the Company to the Purchasers as provided in any Financing Agreements to which it is a party and reaffirms that all Financing Agreements to which it is a party shall continue to remain in full force and effect, as amended.  Although the Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, the Guarantor understands that Purchasers have no obligation to inform the Guarantor of such matters in the future or to seek the Guarantor's acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation on and as of the date of the Amendment.

PRIMO PIATTO, INC.

By:	/s/ Thomas Friezen
Printed Name:	Thomas Friezen
Title:	V.P. – Finance